Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ply Gem Holdings, Inc:
We consent to the use of our reports dated March 30, 2009, except for Note 1 — Earnings (loss) per common share, which is as of May 25, 2010, with respect to the consolidated balance sheet of Ply Gem Holdings, Inc. as of December 31, 2008 and the related consolidated statements of operations, stockholder’s equity (deficit) and comprehensive income (loss) and cash flows for the years ended December 31, 2008 and 2007, and our report dated March 30, 2009, on the related financial statement schedule, included herein and to the reference to our firm under the heading “Experts” and “Selected Historical Consolidated Financial Information” in the prospectus. Our report refers to a change in the Company’s method of accounting for a portion of its inventory in 2008 from the last-in, first-out (LIFO) method to the first in, first out (FIFO) method, the adoption of the recognition and disclosure requirements in 2007 and the measurement provisions in 2008 of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R) (now included in FASB Accounting Standards Codification (ASC) 715, Compensation — Retirement Benefits) and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (now included in FASB ASC Topic 740, Income Taxes).
/s/ KPMG LLP
Raleigh, North Carolina
July 7, 2010